Exhibit 99.1

Contact:	Timothy R. Yost
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS SECOND-QUARTER DILUTED EARNINGS
PER SHARE OF $0.49 ON REVENUES OF $141 MILLION
ARLINGTON, VA (July 23, 2008) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the second quarter ended June 30, 2008. Revenues for the second quarter increased 8.8% to $141.2 million from $129.7 million for the second quarter of 2007. Net income decreased 4.2% to $16.6 million from $17.3 million. Diluted earnings per share for the second quarter of 2008 increased 6.5% to $0.49 from $0.46 for the second quarter of 2007.
For the first six months of 2008, revenues were $279.2 million, a 9.8% increase from $254.2 million for the first half of 2007. Net income for the first six months of 2008 decreased 11.5% to $32.5 million from $36.7 million for the first six months of 2007. Diluted earnings per share for the first six months of 2008 were $0.94, a 2.1% decrease from $0.96 for the first half of 2007.
Contract Value growth in the second quarter of 2008 was 4.8% as a result of new client acquisitions, continued cross-sales to existing clients, and new program launches. The average cross-sell ratio was 3.24, reflecting cross-sell ratios of 3.81 in the Company’s large corporate market and 1.51 for middle market customers. Growth from new clients and growth from new programs are tracking toward annual expectations and growth from cross-sales is tracking below its target at this point in the year.
The Company also announces the third membership program launch of 2008, the China Human Resources Executive Board (CHREB). This program serves the senior executive responsible for hiring and development of personnel in the Chinese operations of both Chinese companies and multinationals. This launch brings the total number of membership-based programs to 51. Companies joining their first CEB program in the quarter included: Burberry Group plc; Dollar Thrifty Automotive Group, Inc.; Dr Pepper Snapple Group, Inc.; Hindustan Petroleum Corporation Limited; Husqvarna AB; Meridian Health, Inc.; and Porsche AG.
Tom Monahan, Chairman and Chief Executive Officer commented, “We saw mixed results on the quarter, and some drivers of our contract value growth moderated from Q1. To the positive, we are making good progress on most of our strategic priorities: Our sales pipelines are up 15%, initiatives to engage new members faster are showing early promise, and we continue to see solid momentum in new products and markets. Offsetting this were slow to materialize results from initiatives targeting large corporate cross-sell. Our progress has been further impeded by economic pressures that have slowed purchase decisions and dampened new spending. As a result, we are very focused on making sure that each of our members sees near-term payback from each investment they make with us. I am confident that with this focus on immediate ROI and our key operating priorities, we are setting CEB up well for success in 2008 and beyond.”
SHARE REPURCHASE
During the six months ended June 30, 2008, the Company repurchased approximately 1,035,000 shares of its common stock at a total cost of $41.8 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
OUTLOOK FOR 2008
The following statements summarize the Company’s guidance for 2008. The Company is maintaining its guidance for full year Contract Value growth of 10% to 15%, and annual revenue growth for 2008 of approximately 5%-10%, or $568-$586 million. On a quarterly basis, the Company expects a revenue distribution as follows: Approximately $139-$148 million for the third quarter and $150-$165 million for the fourth quarter of 2008.
The Company is updating its guidance range on annual diluted earnings per share for 2008 to $2.09 - $2.22. Reflecting a shift in expense timing for the balance of 2008, the Company expects diluted earnings per share of $0.51 to $0.61 for the third quarter and $0.64-$0.72 for the fourth quarter. Included in the guidance above is approximately $4.5 million of expense relating to share-based compensation for each remaining quarter of 2008.
The Company expects an EBITDA margin of approximately 24%.
For the full year 2008, the Company expects Depreciation and amortization expense of $22 to $23 million, Other income of approximately $4.0 million, an effective income tax rate of approximately 40.0%, and diluted weighted average shares outstanding of approximately 34.25 —34.75 million.
The diluted earnings per share, interest income, and weighted average shares outstanding guidance includes only share repurchases made as of June 30, 2008.
NON-GAAP FINANCIAL MEASURE
This press release and the accompanying tables include a discussion of EBITDA, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before Other income, net (primarily comprised of interest income), Income taxes, and Depreciation and amortization. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Furthermore, we intend to continue to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP is provided below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$16,603	$17,323	$32,489	$36,693
Other income, net	(941)	(5,289)	(1,639)	(11,204)
Depreciation and amortization	5,183	3,165	10,745	6,071
Provision for income taxes	11,068	10,844	21,659	22,969

EBITDA	$31,913	$26,043	$63,254	$54,529

We believe that EBITDA is relevant and useful information for our investors. We use this non-GAAP financial measure for internal budgeting and other managerial purposes, when publicly providing our business outlook and as a measurement for potential acquisitions. A limitation associated with EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of Income from operations, which includes Depreciation and amortization.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to member needs and demands and to anticipate or adapt to market trends, our potential inability to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2007 Annual Report on
Form 10-K. The forward-looking statements in this press release are made as of July 23, 2008, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Six Months Ended
	Growth	June 30,		Growth	June 30,
	Rates	2008	2007	Rates	2008	2007
Financial Highlights (GAAP, as reported):
Revenues	8.8%	$141,173	$129,697	9.8%	$279,196	$254,222
Net income	(4.2)%	$16,603	$17,323	(11.5)%	$32,489	$36,693
Basic earnings per share	4.3%	$0.49	$0.47	(3.1)%	$0.94	$0.97
Diluted earnings per share	6.5%	$0.49	$0.46	(2.1)%	$0.94	$0.96
Weighted average shares outstanding:
Basic		34,046	37,051		34,383	37,732
Diluted		34,170	37,517		34,516	38,311

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Six Months Ended
	Growth	June 30,		Growth	June 30,
	Rates	2008	2007	Rates	2008	2007
Operating Statistic
Contract Value (1) (at period end)	4.8%	$528,951	$504,832

Financial Highlights
Revenues	8.8%	$141,173	$129,697	9.8%	$279,196	$254,222
Cost of services (2)		45,612	47,264		90,667	91,940

Gross profit		95,561	82,433		188,529	162,282

Member relations and marketing (2)		40,776	37,482		82,676	71,728
General and administrative (2)		22,872	18,908		42,599	36,025
Depreciation and amortization		5,183	3,165		10,745	6,071

Income from operations	16.8%	26,730	22,878	8.4%	52,509	48,458

Other income, net		941	5,289		1,639	11,204

Income before provision for income taxes		27,671	28,167		54,148	59,662
Provision for income taxes		11,068	10,844		21,659	22,969

Net income	(4.2)%	$16,603	$17,323	(11.5)%	$32,489	$36,693

Basic earnings per share	4.3%	$0.49	$0.47	(3.1)%	$0.94	$0.97
Diluted earnings per share	6.5%	$0.49	$0.46	(2.1)%	$0.94	$0.96

Weighted average shares outstanding
Basic		34,046	37,051		34,383	37,732
Diluted		34,170	37,517		34,516	38,311

Percentages of Revenues
Gross profit		67.7%	63.6%		67.5%	63.8%
Member relations and marketing		28.9%	28.9%		29.6%	28.2%
General and administrative		16.2%	14.6%		15.3%	14.2%
Depreciation and amortization		3.7%	2.4%		3.8%	2.4%
Income from operations		18.9%	17.6%		18.8%	19.1%
EBITDA (3)		22.6%	20.1%		22.7%	21.4%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended June 30, 2008 and 2007, respectively (in millions): Cost of services, $1.8 and $2.6, Member relations and marketing, $0.5 and $1.2 and General and administrative, $1.3 and $1.7. The following amounts relating to share-based compensation are included in the Statements of Operations above for the six months ended June 30, 2008 and 2007, respectively: Cost of services, $2.7 and $5.9, Member relations and marketing, $0.2 and $2.5 and General and administrative, $3.2 and $3.7.

(3)	See “NON-GAAP FINANCIAL MEASURE” for further explanation.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$24,068	$47,585
Marketable securities	28,861	24,153
Membership fees receivable, net	93,213	161,336
Deferred income taxes, net	13,024	12,710
Deferred incentive compensation	13,434	15,544
Prepaid expenses and other current assets	10,441	10,638

Total current assets	183,041	271,966

Deferred income taxes, net	24,915	24,307
Marketable securities	59,821	72,618
Property and equipment, net	109,229	91,904
Goodwill	42,626	42,626
Intangible assets, net	19,239	22,143
Other non-current assets	19,021	19,208

Total assets	$457,892	$544,772

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$40,776	$62,681
Accrued incentive compensation	23,657	31,355
Deferred revenues	295,594	323,395

Total current liabilities	360,027	417,431

Other liabilities	61,748	59,794

Total liabilities	421,775	477,225

Total stockholders’ equity	36,117	67,547

Total liabilities and stockholders’ equity	$457,892	$544,772

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,489	$36,693
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	10,745	6,071
Deferred income taxes	(134)	709
Share-based compensation	6,141	12,102
Excess tax benefits from share-based compensation arrangements	—	(1,966)
Amortization of marketable securities premiums (discounts), net	363	(657)
Changes in operating assets and liabilities:
Membership fees receivable, net	68,123	64,074
Deferred incentive compensation	2,110	(10)
Prepaid expenses and other current assets	197	152
Other non-current assets	185	(4,895)
Accounts payable and accrued liabilities	(15,572)	(34,130)
Accrued incentive compensation	(7,698)	(4,557)
Deferred revenues	(27,801)	(13,395)
Other liabilities	1,953	3,449

Net cash flows provided by operating activities	71,101	63,640

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(31,498)	(9,183)
Cost method investment	—	(3,829)
Sales and maturities of marketable securities, net	7,810	108,141

Net cash flows (used in) provided by investing activities	(23,688)	95,129

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	100	529
Proceeds from the issuance of common stock under the employee stock purchase plan	778	1,125
Excess tax benefits from share-based compensation arrangements	—	1,966
Purchase of treasury shares	(41,804)	(218,009)
Payment of dividends	(30,004)	(29,623)

Net cash flows used in financing activities	(70,930)	(244,012)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(23,517)	(85,243)

Cash and cash equivalents, beginning of period	47,585	171,367

Cash and cash equivalents, end of period	$24,068	$86,124